Exhibit 99.1

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

First Quarter Report

Quarter ended March 31, 2012

Alte Jakobstrasse 79–80 in Berlin, Germany

First Quarter Overview

As of June 13, 2012

•                  The REIT is continuing to execute its investment strategy of acquiring assets in need of repositioning, reinvestment, or redevelopment. We are focusing on properties that have value-add characteristics with existing cash flow and identifiable opportunities to grow. This strategy also involves selling selected assets when we believe we have met our value-creation goal for the asset.

•                  On March 20, 2012, the board of directors declared a special distribution of $0.50 per share, which was paid on May 10 to shareholders of record as of April 3. This special distribution represents the gains from the sales of Inland Empire Distribution Center, Archibald Business Center, and Palms of Monterrey. These investments generated fully loaded, annual average returns to the REIT of 28%, 18%, and 28%, respectively. As a result of the special distribution, the estimated per-share value was adjusted to $9.50 effective on the record date.

•                  Including the properties discussed above and the prepayment of the Privatization of Army Lodging second lien financing, the REIT has now full-cycled four portfolio investments and returned proceeds to shareholders much sooner than originally expected.

•                  On April 5, 2012, the REIT acquired Alte Jakobstrasse, a seven-floor, multi-tenant office and retail property in Berlin, Germany, for $11.1 million, excluding closing costs. This property is approximately 87% leased, with the majority leased to office tenants.

•                  The board is focused on supporting the REIT’s current and future cash needs and completing the acquisition phase. Accordingly, to help enhance the REIT’s liquidity position, the board determined to cease regular, monthly distributions in favor of future periodic special distributions and terminated the distribution reinvestment plan.

Financial Highlights

Some numbers have been rounded for presentation purposes.

(in thousands, except per share data)	3 mos. ended Mar. 31, 2012	3 mos. ended Mar. 31, 2011
FFO	$(788)	$791
FFO, per share	$(0.03)	$0.03
Distributions declared	$16,257	$2,815
Distributions per share	$0.625	$0.123

(in thousands)	As of Mar. 31, 2012	As of Dec. 31, 2011
Total assets	$430,484	$447,996
Total liabilities	$244,068	$250,992

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at sec.gov or by written request to the REIT at its corporate headquarters. For additional information about Behringer Harvard and its investment programs, please contact us at 866.655.3650.

behringerharvard.com

Reconciliation of FFO to Net Income (Loss)

(in thousands, except per share amounts)	3 mos. ended Mar. 31, 2012	3 mos. ended Mar. 31, 2011
Net income (loss)	$3,693	$(2,967)
Real estate depreciation and amortization(1)	3,857	3,758
Gain (loss) on sale of real estate	(8,338)	—
FFO(2)	$(788)	$791

(1)         Real estate depreciation and amortization includes our consolidated real depreciation and amortization expense, as well as our pro rata share of those unconsolidated investments that we account for under the equity method of accounting and the noncontrolling interest adjustment for the third-party partners’ share of the real estate depreciation and amortization.

(2)         Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries.

FFO should not be considered as an alternative to net income (loss), or as indications of our liquidity, nor is it either indicative of funds available to fund our cash needs, including our ability to fund distributions. FFO should be reviewed in connection with other GAAP measurements. A reconciliation of FFO and FFO-per-share to net income can be found in our first quarter Form 10-Q on file with the SEC.

Date Published 07/12
© 2012 Behringer Harvard	1410-1 OP2 Q1 Report 2012